Exhibit 99.1

PR Contact: Erin Wolford (949) 524-4035 MediaRelations@chipotle.com
CHIPOTLE ACCELERATES THE APPOINTMENT OF ADAM RYMER TO CFO AND JAMIE MCCONNELL TO CHIEF ACCOUNTING AND ADMINISTRATIVE OFFICER

•Former CFO Jack Hartung to remain with the organization indefinitely as President and Chief Strategy Officer, beginning October 1, 2024
•15-year Chipotle veteran, Rymer, and 6-year veteran, McConnell, will assume their new roles, beginning October 1, 2024
NEWPORT BEACH, Calif. – August 28, 2024 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today announced that it has accelerated the appointment of Adam Rymer to Chief Financial Officer, beginning October 1, 2024. Rymer will serve on Chipotle’s executive leadership team and report to Scott Boatwright, Interim Chief Executive Officer. Former Chief Financial and Administrative Officer, Jack Hartung, will serve in his new role indefinitely as President and Chief Strategy Officer beginning October 1, 2024, supporting the company’s Interim CEO.
A 15-year Chipotle veteran, Rymer previously served as Vice President of Finance, overseeing Corporate Finance, Field Finance and Investor Relations functions. Jamie McConnell, who has been with the organization since 2018, will assume the role of Chief Accounting and Administrative Officer, reporting to Rymer and transitioning roles on the same date. McConnell previously served as Vice President, Controller, with responsibility for the Corporate Accounting, Financial Reporting, Tax, Internal Audit, Accounting Shared Services, Licensing and Payroll functions.
Rymer stated, “There’s tremendous growth opportunity ahead for Chipotle, and I look forward to delivering on our strategic priorities and driving value for our guests, our employees and our shareholders. For well over a decade, I’ve had the privilege of supporting one of the leading and longest tenured CFOs in the business, and I am grateful for the deep institutional knowledge that was bestowed upon me, Jamie, and the entire finance organization, as we continue executing on our mission to Cultivate a Better World.”
In addition to accelerating these executive appointments, Chipotle’s Board of Directors has put retention plans in place for its entire executive leadership team to ensure continuity through this transitional time. With the exception of one officer hired in 2023 and Jack Hartung’s two and half decades with the company, Chipotle’s bench of esteemed Executive Officers have an average tenure of approximately seven years with the organization.
About Chipotle
Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. There are over 3,500 restaurants as of June 30, 2024, in the United States, Canada, the United Kingdom, France, Germany, and Kuwait and it is the only restaurant company of its size that owns and operates all its restaurants in North America and Europe. Chipotle is ranked on the Fortune 500 and is recognized on Fortune’s Most Admired Companies 2024 list and Time Magazine’s Most Influential Companies. With over 120,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.